Exhibit 99.1

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com

Investor Contact:
David W. Entrekin
860-273-7830
entrekind@aetna.com

News Release

AETNA REPORTS FIRST-QUARTER 2006 RESULTS
•	First-quarter operating earnings of $0.64 per share; a 31 percent increase over the prior-year quarter, excluding reserve development, $0.02 per share above prior guidance and $.01 above Thomson/First Call mean of $0.63 per share

•	First-quarter net income of $0.68 per share

•	Medical membership increased 663,000 in the first quarter to 15.418 million

•	Guidance increased for full-year 2006 operating earnings per share to $2.74 to $2.76 from prior guidance of $2.71 to $2.74, a per-share increase of 23 percent to 24 percent over 2005 levels

•	All per-share amounts give effect to the February 17 stock split

HARTFORD, Conn., April 27, 2006 — Aetna (NYSE: AET) today announced first-quarter 2006 operating earnings of $0.64 per share. Operating earnings increased 31 percent compared to the prior-year quarter, excluding favorable reserve development of $0.14 per share in the first quarter of 2005. There was no significant prior-period reserve development in the first quarter of 2006. The increase in operating earnings reflects a 15 percent increase in revenue primarily from strong membership growth and premium and fee rate increases, as well as solid underwriting results and continued general and administrative expense efficiencies. Operating earnings exclude net realized capital gains and other items.[1]

First-quarter 2006 net income of $0.68 per share includes $0.03 per share from discontinued operations for the final resolution of a tax refund related to businesses previously sold.

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Quarterly Financial Results at a Glance
Three Months Ended

	March 31, 2006	March 31, 2005*	Change
Total revenues	$6.2 billion	$5.4 billion	15%

Operating earnings, excluding development**	$380.3 million	$302.4 million	26%

Income from continuing operations	$385.6 million	$389.3 million	(1)%

Income from discontinued operations***	16.1 million	—

Net income	$401.7 million	$389.3 million

Per share results:

Operating earnings**	$0.64	$0.63	2%

Favorable development of prior-period health care cost estimates	—	(0.14)

Operating earnings, excluding development**	$0.64	$0.49	31%

Income from continuing operations	$0.65	$0.64	2%

Income from discontinued operations***	0.03	—

Net income	$0.68	$0.64

*	Restated for FAS123R and stock split. Refer to footnote 2 at the end of this press release.

**	For a full description of operating earnings and per-share operating earnings, refer to footnote 1 at the end of this press release.

***	Refer to footnote 3 at the end of this press release.
“Aetna continues to deliver superior financial results, with another quarter of strong growth in membership, revenue and earnings,” said Ronald A. Williams, CEO and president. “Our operating earnings per share increased by 31 percent over the prior-year quarter. Our medical membership increased by approximately 663,000, well above our prior guidance of 575,000. In fact, we experienced strong growth across all of our health care product lines: medical, dental, pharmacy and behavioral. And our administrative cost ratio declined by 150 basis points.
“In addition to delivering strong results, we continue to innovate to be a market leader. A significant achievement in recent weeks was our launch of Aetna Health Connections.SM This new approach to medical management differentiates Aetna by taking an innovative, comprehensive view of each covered member, incorporating health status, benefit plan design and other information to help people understand and engage in attaining their optimal health. Through cost-effective and broad-based initiatives such as this, we believe the value proposition that Aetna represents in the marketplace will help us to be preferred by customers.”

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“In the context of these results, we are increasing our guidance for full-year 2006 operating earnings per share to $2.74 to $2.76 from our prior guidance of $2.71 to $2.74.”4
Health Care business results
Health Care, which provides a full range of insured and self-insured medical, dental, pharmacy and behavioral health products and services, reported:
•	Operating earnings of $360.6 million in the first quarter of 2006, compared with $286.5 million, excluding $84 million, after tax, of favorable development in the first quarter of 2005. The increase in operating earnings, excluding development, primarily reflects higher membership levels across all products and premium and fee rate increases, as well as solid underwriting results and continued general and administrative expense efficiencies.

•	Net income of $364.3 million for the first quarter of 2006, compared with $371.8 million in the first quarter of 2005.

•	A Commercial Risk Medical Cost Ratio (MCR) of 79.4 percent in the first quarter of 2006, compared to 77.9 percent in the first quarter of 2005, excluding favorable development in the first quarter of 2005. Including favorable reserve development, the Commercial Risk MCR was 74.6 percent in the first quarter of 2005.

•	A Medicare MCR of 87.3 percent in the first quarter of 2006, compared with 87.4 percent in the first quarter of 2005, excluding favorable development in the first quarter of 2005. Including favorable reserve development, the Medicare MCR was 85.0 percent in the first quarter of 2005. Medicare currently represents less than 1 percent of our medical membership.

•	Total medical membership of 15.418 million at March 31, 2006, compared with 14.755 million at December 31, 2005, an increase of approximately 663,000. First quarter dental membership increased sequentially by 233,000 to 13.331 million. Pharmacy membership increased by 706,000 to 10.151 million from December 31, 2005.

•	Total revenues in the first quarter of 2006 increased by 17 percent to $5.5 billion from $4.7 billion in the first quarter of 2005.

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Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:
•	Operating earnings of $32.2 million for the first quarter of 2006, compared with $29.5 million for the first quarter of 2005, reflecting improved underwriting margins, higher levels of investment income and lower general and administrative expenses.

•	Net income of $28.2 million for the first quarter of 2006, compared with $30.9 million for the first quarter of 2005. Net income for first quarter 2006 includes an other item of $6.2 million, after tax, for the write-off of previously capitalized software costs as a result of the acquisition of Broadspire’s disability business in 2006.

•	Total revenues of $535.2 million for the first quarter of 2006, compared with $534.7 million for the first quarter of 2005.

•	Total Group Insurance membership of 13.089 million at March 31, 2006, compared with 13.618 million at December 31, 2005. Group Insurance membership does not include the disability business of Broadspire, which was acquired on March 31, 2006.
Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily qualified pension plans, reported:
•	Operating earnings of $9.3 million for the first quarter of 2006, compared with $4.1 million for the first quarter of 2005, primarily reflecting higher net investment income in continuing products due to increased private equity partnership income.

•	Net income of $14.9 million for the first quarter of 2006, compared with $4.3 million for the first quarter of 2005.
Total Company results
•	Total Revenues. Revenues increased 15 percent to $6.2 billion for the first quarter of 2006, compared with $5.4 billion for the first quarter of 2005. The growth in first quarter revenue reflects a higher level of membership and premium and fee rate increases that resulted in an increase of 15 percent in premiums and 19 percent in fees and other revenue.

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•	Total Operating Expenses. Operating expenses were $1.2 billion for the first quarter of 2006, $72.6 million higher than the first quarter of 2005, excluding the Broadspire acquisition-related software write-off of $8.3 million, pre-tax. Including the acquisition related software write-off, operating expenses were $80.9 million higher than the first quarter of 2005. Operating expenses as a percentage of revenue[5] improved to 19.1 percent in the first quarter of 2006 from 20.6 percent in the first quarter of 2005, reflecting continued expense efficiencies. Including net realized capital gains and the acquisition-related software write-off, these percentages were 19.2 percent in the first quarter of 2006 and 20.6 percent in the first quarter of 2005.

•	Corporate Interest Expense was $21.8 million after tax for the first quarter of 2006, compared with $17.7 million after tax for the first quarter of 2005. The increase in interest expense reflects the termination of interest rate swap agreements in the second quarter of 2005.

•	Net Income. Aetna reported net income of $401.7 million for the first quarter of 2006, compared with $389.3 million for the first quarter of 2005. Excluding income from discontinued operations related to the final resolution of a tax refund related to businesses previously sold, Aetna reported net income of $385.6 million for first quarter of 2006.

•	Operating Margin, excluding reserve development, was 10.3 percent in the first quarter of 2006, compared with 9.4 percent in the first quarter of 2005, pre-tax.[6] The after-tax operating margin, which represents income from continuing operations divided by total revenue, was 6.2 percent in the first quarter of 2006, compared with 7.2 percent in the first quarter of 2005.
A live audio webcast of the first-quarter results conference call will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna’s Investor Information link on the Internet at www.aetna.com. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna’s Investor Information web site.
The conference call also can be accessed by dialing 800-810-0924, or 913-981-4900 for international callers. The company suggests participants dial in approximately 10 minutes prior to the call. Individuals who dial in will be asked to identify themselves and their affiliations.

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A replay of the call may be accessed through Aetna’s Investor Information link on the Internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers. The replay access code is 5158457. Telephone replays will be available from 11:30 a.m. ET on April 27th until midnight ET on May 11.
Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 28.3 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life, long-term care and disability plans, and medical management capabilities. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans and government-sponsored plans. www.aetna.com
1 Operating earnings exclude net realized capital gains and losses and an other item from income from continuing operations, as discussed below. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of the Company’s underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding the Company’s operations and allocation of resources among the Company’s businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes. Each of these excluded items is discussed below:
•	Net realized capital gains and losses arise from various types of transactions primarily in the course of managing a portfolio of assets that support the payment of liabilities, but these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of the Company’s business operations.
•	As a result of the acquisition of Broadspire’s disability business in the first quarter of 2006, the Company impaired approximately $6.2 million after tax ($8.3 million pre-tax) of its previously capitalized software, due to the acquisition of a more multifunctional system. This is an other item in the first quarter of 2006 and does not reflect underlying 2006 business performance.
The Company also displays certain metrics (e.g., medical cost ratios, operating earnings, operating earnings per share and pretax operating margins) excluding reserve development. Each quarter, the Company re-examines previously established health care cost payable estimates based on actual claim submissions and other changes in facts and circumstances. Decreases (increases) in prior periods’ estimates represent the effect of favorable (unfavorable) development of prior-period health care cost estimates on current period results of operations, at each financial statement date. The Company believes excluding reserve development better reflects the underlying current-period health care costs.
For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP), refer to the tables on pages 8 to 12 of this press release.
2 Effective January 1, 2006, the Company adopted FAS 123R applying the modified retrospective approach. Accordingly, all prior period financial information was adjusted to reflect the Company’s stock-based compensation activity since 1995. Additionally, results per common share and weighted average common shares have been adjusted to reflect the February 17, 2006 two-for-one stock split.
3 Income from discontinued operations for the three months ended March 31, 2006 reflects the Company’s receipt in February 2006 of a $50 million refund, including interest, from the completion of certain Internal Revenue Service audits associated with businesses previously sold by the Company’s former parent company. The Company previously recorded $735 million of this refund. The $50 million refund resulted in an additional $16 million in income from discontinued operations.
4 Projected operating earnings per share for 2006 exclude $11.5 million of net realized capital gains for the three months ended March 31, 2006 and any future net realized capital gains or losses from income from continuing operations. The Company is not able to project the amount of future net realized capital gains or losses and cannot therefore reconcile projected 2006 operating earnings to projected income from continuing operations, or to a projected change in income from continuing operations. Projected operating earnings per share for 2006 also excludes an acquisition-related software charge, as described in footnote 1. Projected operating earnings per share for 2006 assume approximately 592 million weighted-average diluted shares.

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5 Operating expenses as a percentage of revenue excludes net realized capital gains and losses from total revenue. Net realized capital gains and losses do not directly relate to underwriting or servicing of products for customers and are not directly related to the core performance of the Company’s business operations. Operating expenses for 2006 exclude an acquisition-related software charge as described in footnote 1. For a reconciliation to operating expenses as a percentage of revenue calculated under GAAP, refer to the tables on page 12 of this press release.
6 In order to provide useful information regarding profitability of the Company on a basis comparable to others in the industry, without regard to financing decisions, income taxes and amortization of other acquired intangible assets (each of which may vary for reasons not directly related to performance of the underlying business), the Company’s pretax operating margin excludes interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess the Company’s performance, including performance versus competitors. Operating earnings used in the pretax margin calculation also exclude the items described in footnote 1. For a reconciliation to operating margin calculated under GAAP, refer to the tables on page 12 of this press release.
ADDITIONAL INFORMATION; CAUTIONARY STATEMENT — Certain information in this press release is forward looking, including our projections as to operating earnings. Forward-looking information is based on management’s estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna’s control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management. Those risk factors include, but are not limited to: unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or re-contracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); decreases in membership or failure to achieve desired membership growth due to significant competition, reputational issues or other factors; increases in medical costs or Group Insurance claims resulting from any acts of terrorism, epidemics or other extreme events; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance, and to improve relations with providers while taking actions to reduce medical costs; the ability to successfully implement Aetna’s operating model to a projected growing membership base and to successfully implement multiple strategic and operational initiatives simultaneously; lower levels of investment income from continued low interest rates; adverse government regulation (including legislative proposals eliminating or reducing ERISA pre-emption of state laws that would increase potential litigation exposure, and other proposals, such as patients’ rights legislation, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size, product mix and medical cost experience of membership in key markets; our ability to integrate, simplify, and enhance our existing information technology system and platform to keep pace with changing customer and regulatory needs; and the outcome of various litigation and regulatory matters, including litigation and ongoing reviews of business practices by various regulatory authorities (including the current industry wide investigation into insurance brokerage practices concerning broker compensation arrangements, bid quoting practices and potential antitrust violations being conducted by the New York Attorney General, the Connecticut Attorney General and others, and for which the Company has received and may receive subpoenas, and related litigation). For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna’s 2005 Annual Report on Form 10-K, on file with the Securities and Exchange Commission. You also should read Aetna’s 2005 Annual Report on Form 10-K and Aetna’s 2006 first quarter report on Form 10-Q when filed with the Securities and Exchange Commission for a discussion of Aetna’s historical results of operations and financial condition.

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Consolidated Statements of Income
($ in Millions)

	Three Months Ended
	March 31,	March 31,
	2006	2005 (1)
Revenue:
Health care premiums	$4,726.1	$4,053.5
Other premiums	502.1	498.5
Fees and other revenue	690.9	579.3
Net investment income	298.0	291.2
Net realized capital gains	17.6	4.4

Total revenue	6,234.7	5,426.9

Benefits and expenses:
Health care costs (2)	3,786.2	3,048.5
Current and future benefits	600.7	615.3
Operating expenses:
Selling expenses	243.5	203.0
General and administrative expenses (3)	953.6	913.2

Total operating expenses	1,197.1	1,116.2
Interest expense	33.5	27.2
Amortization of other acquired intangible assets	19.9	10.7

Total benefits and expenses	5,637.4	4,817.9

Income from continuing operations before income taxes	597.3	609.0
Income taxes	211.7	219.7

Income from continuing operations	385.6	389.3
Income from discontinued operations, net of tax (4)	16.1	—

Net income	$401.7	$389.3

Shareholders’ equity	$10,453.0	$9,124.0

(1)	Effective January 1, 2006, the Company adopted FAS 123R applying the modified retrospective approach. Accordingly, all prior period financial information was adjusted to reflect the Company’s stock-based compensation activity.

(2)	The three months ended March 31, 2005 include favorable development of prior-period health care cost estimates of approximately $133 million pretax (approximately $84 million after tax) in the Health Care segment. The three months ended March 31, 2006 had no significant development.

(3)	As a result of the acquisition of Broadspire’s disability business in the first quarter of 2006, the Company impaired approximately $8.3 million (pretax) of previously capitalized software.

(4)	Income from discontinued operations of approximately $16 million for the three months ended March 31, 2006 reflects the Company’s receipt in February 2006 of a $50 million refund, including interest, from the completion of certain Internal Revenue Service audits associated with businesses previously sold by the Company’s former parent company. The Company previously recorded $735 million of this refund. The $50 million refund resulted in an additional $16 million in income from discontinued operations.

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Summary of Results
(in Millions)

	Three Months Ended
	March 31,	March 31,
	2006	2005 (1)
Operating earnings, excluding favorable development	$380.3	$302.4
Favorable development of prior-period health care cost estimates	—	84.0

Operating earnings	380.3	386.4
Acquisition related software charge	(6.2)	—
Net realized capital gains	11.5	2.9

Income from continuing operations (GAAP measure)	385.6	389.3
Income from discontinued operations (2)	16.1	—

Net income (GAAP measure)	$401.7	$389.3

Weighted average common shares — basic	567.4	586.6

Weighted average common shares — diluted	593.1	613.0

Summary of Results Per Common Share

Operating earnings, excluding favorable development	$.64	$.49
Favorable development of prior-period health care cost estimates	—	.14

Operating earnings	.64	.63
Acquisition related software charge	(.01)	—
Net realized capital gains	.02	.01

Income from continuing operations (GAAP measure)	.65	.64
Income from discontinued operations (2)	.03	—

Net income (GAAP measure)	$.68	$.64

Shareholders’ equity (3)	$18.44	$15.71

(1)	Effective January 1, 2006, the Company adopted FAS 123R applying the modified retrospective approach. Accordingly, all prior period financial information was adjusted to reflect the Company’s stock-based compensation activity. Additionally, results per common share and weighted average common shares have been adjusted to reflect the February 17, 2006 two-for-one stock split.

(2)	Income from discontinued operations of approximately $16 million for the three months ended March 31, 2006 reflects the Company’s receipt in February 2006 of a $50 million refund, including interest, from the completion of certain Internal Revenue Service audits associated with businesses previously sold by the Company’s former parent company. The Company previously recorded $735 million of this refund. The $50 million refund resulted in an additional $16 million in income from discontinued operations.

(3)	Actual common shares outstanding were 567.0 million at March 31, 2006 and 580.9 million at March 31, 2005.

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Segment Information (1)
($ in Millions)

	Three Months Ended
	March 31,	March 31,
	2006	2005 (2)
Health Care:
Total revenue	$5,495.9	$4,693.9

Selling expenses	$221.4	$183.9
General and administrative expenses	899.0	863.9

Total operating expenses	$1,120.4	$1,047.8

Operating earnings, excluding favorable development	$360.6	$286.5
Favorable development of prior-period health care cost estimates	—	84.0

Operating earnings	360.6	370.5
Net realized capital gains	3.7	1.3

Net income (GAAP measure)	$364.3	$371.8

Group Insurance:
Total revenue	$535.2	$534.7

Selling expenses	$22.1	$19.1
General and administrative expenses	41.9	44.4

Operating expenses, excluding other item	64.0	63.5
Acquisition related software charge	8.3	—

Total operating expenses (GAAP measure)	$72.3	$63.5

Operating earnings	$32.2	$29.5
Acquisition related software charge	(6.2)	—
Net realized capital gains	2.2	1.4

Net income (GAAP measure)	$28.2	$30.9

Large Case Pensions:
Total revenue	$203.6	$198.3

Operating earnings	$9.3	$4.1
Net realized capital gains	5.6	.2

Net income (GAAP measure)	$14.9	$4.3

Corporate Interest:
Interest expense, net of tax	$21.8	$17.7

Total Company:
Total revenue	$6,234.7	$5,426.9

Selling expenses	$243.5	$203.0
General and administrative expenses	945.3	913.2

Operating expenses, excluding other item	1,188.8	1,116.2
Acquisition related software charge	8.3	—

Total operating expenses (GAAP measure)	$1,197.1	$1,116.2

(1)	Revenue and operating expense information is presented before income taxes. Operating earnings information is presented net of income taxes.

(2)	Effective January 1, 2006, the Company adopted FAS 123R applying the modified retrospective approach. Accordingly, all prior period financial information was adjusted to reflect the Company’s stock-based compensation activity.

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Enrollment
(Members in Thousands)

	March 31,	March 31,	December 31,
	2006	2005	2005
Medical Membership:
Commercial	15,176	14,162	14,521
Medicare (1)	132	101	120
Medicaid	110	112	114

Total Medical Membership	15,418	14,375	14,755

Dental Membership	13,331	12,833	13,098

Pharmacy Membership: (2)
Pharmacy Benefit Management Services	9,557	8,505	8,885
Mail Order	594	501	560

Total Pharmacy Membership	10,151	9,006	9,445

Medicare PDP (stand-alone)	278	—	—

Medicare Advantage PDP	107	—	—

Consumer-Directed Health Plans (3)	614	404	453

Group Insurance Membership (4)	13,089	14,040	13,618

Health Care Medical Cost Ratios (5)
($ in Millions)

	Three Months Ended
	March 31,	March 31,
	2006	2005
Health Care Premiums:
Health Care Risk (A)	$4,726.1	$4,053.5
Commercial Risk (B)	$4,296.5	$3,805.8
Medicare (C)	$429.6	$247.7

Health Care Costs:
Health Care Risk
Health care costs (D) (GAAP measure)	$3,786.2	$3,048.5
Favorable development of prior-period health care cost estimates	—	133.0

Health care costs — Adjusted (E)	$3,786.2	$3,181.5

Commercial Risk
Health care costs (F) (GAAP measure)	$3,411.2	$2,837.9
Favorable development of prior-period health care cost estimates	—	127.0

Health care costs — Adjusted (G)	$3,411.2	$2,964.9

Medicare
Health care costs (H) (GAAP measure)	$375.0	$210.6
Favorable development of prior-period health care cost estimates	—	6.0

Health care costs — Adjusted (I)	$375.0	$216.6

Health Care Medical Cost Ratios:
Health Care Risk (D)/(A) (GAAP measure)	80.1%	75.2%
Health Care Risk — Adjusted (E)/(A)	80.1%	78.5%

Commercial Risk (F)/(B) (GAAP measure)	79.4%	74.6%
Commercial Risk — Adjusted (G)/(B)	79.4%	77.9%

Medicare (H)/(C) (GAAP measure)	87.3%	85.0%
Medicare — Adjusted (I)/(C)	87.3%	87.4%

(1)	Includes 15 thousand and 19 thousand Medicare ASC members at March 31, 2006 and December 31, 2005, respectively, that represent those members served through the Company’s participation in the Medicare Health Support Program.

(2)	Includes 278 thousand Medicare PDP (stand-alone) and 107 thousand Medicare Advantage PDP members at March 31, 2006. Mail Order represents members who purchased medications through the Company’s mail order pharmacy during the quarterly period.

(3)	Represents members in consumer-directed health plans included in the Company’s Commercial medical membership.

(4)	Excludes approximately 2.4 million disability members acquired from Broadspire on March 31, 2006.

(5)	Health Care Risk includes all medical and dental risk products. Commercial Risk includes all medical and dental risk products except Medicare and Medicaid. Risk includes all medical and dental products for which the Company assumes all or a majority of health care cost, utilization or other risk.

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Operating Margins
($ in Millions)

	Three Months Ended
	March 31,	March 31,
	2006	2005 (1)
Reconciliation to Income from continuing operations before income taxes:
Operating earnings before income taxes, excluding interest expense, amortization of other acquired intangible assets and favorable development (A)	$641.4	$509.5
Favorable development of prior-period health care cost estimates	—	133.0

Operating earnings before income taxes, excluding interest expense and amortization of other acquired intangible assets (B)	641.4	642.5
Interest expense	(33.5)	(27.2)
Amortization of other acquired intangible assets	(19.9)	(10.7)
Acquisition related software charge	(8.3)	—
Net realized capital gains	17.6	4.4

Income from continuing operations before income taxes (C) (GAAP measure)	$597.3	$609.0

Reconciliation to Income from continuing operations:
Operating earnings, excluding interest expense, amortization of other acquired intangible assets and favorable development (D)	$415.0	$327.1
Favorable development of prior-period health care cost estimates, net of tax	—	84.0

Operating earnings, excluding interest expense and amortization of other acquired intangible assets (E)	415.0	411.1
Interest expense, net of tax	(21.8)	(17.7)
Amortization of other acquired intangible assets, net of tax	(12.9)	(7.0)
Acquisition related software charge, net of tax	(6.2)	—
Net realized capital gains, net of tax	11.5	2.9

Income from continuing operations (F) (GAAP measure)	$385.6	$389.3

Reconciliation of Revenue:
Revenue, excluding net realized capital gains (G)	$6,217.1	$5,422.5
Net realized capital gains	17.6	4.4

Total revenue (H) (GAAP measure)	$6,234.7	$5,426.9

Operating Margins:
Pretax operating margin (B)/(G)	10.3%	11.8%
Pretax operating margin — Adjusted (A)/(G)	10.3%	9.4%
Pretax operating margin (C)/(H) (GAAP measure)	9.6%	11.2%

After-tax operating margin (E)/(G)	6.7%	7.6%
After-tax operating margin — Adjusted (D)/(G)	6.7%	6.0%
After-tax operating margin (F)/(H) (GAAP measure)	6.2%	7.2%
Operating Expenses
($ in Millions)

Reconciliation of Operating Expenses:
Operating expenses, excluding other item (I)	$1,188.8	$1,116.2
Acquisition related software charge	8.3	—

Total operating expenses (J) (GAAP measure)	$1,197.1	$1,116.2

Operating Expenses Percentages:
Operating expenses as a % of revenue (I)/(G)	19.1%	20.6%
Total operating expenses as a % of total revenue (J)/(H) (GAAP measure)	19.2%	20.6%

(1)	Effective January 1, 2006, the Company adopted FAS 123R applying the modified retrospective approach. Accordingly, all prior period financial information was adjusted to reflect the Company’s stock-based compensation activity.